EXHIBIT 10.1

efficacy usability allure integrity profitability™

May 19, 2020

– Personal and Confidential –

Peter J. Ganz

Dear Peter:

This letter agreement (the “Letter Agreement”) confirms the understanding between you and Ashland Global Holdings Inc. (“Ashland”) concerning the terms of your retirement as Senior Vice President, General Counsel and Secretary of Ashland, effective as of December 31, 2020 (the “Retirement Date”). Since Ashland considers your continued services to be essential to the best interests of Ashland, in addition to this Letter Agreement, you and Ashland are entering into a separate two-year consulting agreement, effective as of January 1, 2021.

If you accept the terms of this Letter Agreement, you understand that this will supersede, rescind, and replace the terms of any prior agreements already offered or in place between you and Ashland that would otherwise govern the timing of your separation from employment with Ashland and any severance payments and benefits in connection with such separation from employment.

It is anticipated that during the period commencing on the date hereof and ending on the Retirement Date (the “Service Period”), you will continue in your current role as General Counsel and Secretary and maintain your current responsibilities and authorities.  You understand and agree that, in addition to performing your regular duties during the Service Period, you will assist with transitioning your responsibilities to a designated successor.

During the Service Period, you will i) continue to receive your base salary at its current annualized rate and any perquisites or employee benefits you are receiving as of the date hereof, in each case subject to the terms and conditions of the applicable Ashland policy, plan or arrangement, ii) continue to accrue vacation in accordance with the vacation policy applicable to senior executives of Ashland, iii) be entitled to a full Fiscal Year (“FY”) 2020 short term incentive payment, based on actual Ashland performance, paid at the time such FY 2020 short term incentive payments (if any) are made to Ashland employees generally and iv) be entitled to a pro-rata FY 2021 short term incentive payment (based on the number of days elapsed during FY 2021 up to and including the Retirement Date), based on actual Ashland performance, paid at the time such FY 2021 short term incentive payments (if any) are made to Ashland employees generally.

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Mr. Peter J. Ganz

May 19, 2020

Your existing equity-based awards will continue to vest during the Service Period; however, you will not participate in any further ordinary course equity-based awards for executives.  As of the Retirement Date, notwithstanding anything to the contrary in any applicable plan or arrangement of Ashland, i) your outstanding Restricted Stock Unit and Stock Appreciation Right awards will accelerate and vest pro-rata based on the portion of the vesting period that has elapsed prior to the Retirement Date and ii) your outstanding Performance Unit awards will be pro-rated, based on the portion of the vesting period that has elapsed prior to the Retirement Date and based on actual plan measures, in each case, to be paid at the normal time of payment under the applicable plan or arrangement unless otherwise (including any six-month delay) required to comply with Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (“Section 409A”). You understand and agree that any portions of your equity-based awards that are not accelerated or prorated as described in the foregoing sentence will be forfeited.

As you are aware, as a result of certain adverse changes to your position, Ashland has determined that you are entitled to severance benefits under the Ashland Severance Pay Plan (the “Severance Pay Plan”) upon your retirement. For the avoidance of doubt, your retirement and separation of employment constitutes a termination by Ashland without cause for all purposes, including with respect to the enhanced severance benefits provided under the Severance Pay Plan.  Subject to the conditions provided herein, your employment with Ashland will end on your Retirement Date, and you will be offered a Severance Agreement and General Release (the “Severance Agreement”) within ten days of the Retirement Date, in the form customarily signed by executive officers of Ashland in connection with the receipt of severance payments under the Severance Pay Plan.  Pursuant to the Severance Agreement, you will be entitled to a lump sum severance payment equal to 78 weeks of your base salary as in effect on your Retirement Date (the “Severance Benefit”). Subject to the conditions below, any portion of the Severance Benefit which is exempt from Section 409A will be paid as soon as practicable following the date your Severance Agreement becomes effective and irrevocable, with the remaining portion of the Severance Benefit paid within five days following the first day of the seventh calendar month following the month in which the Retirement Date occurs. Your Severance Agreement will include provisions addressing the impact of your separation from employment on your participation in various health and welfare plans and programs offered by Ashland, including your eligibility to receive free COBRA continuation coverage of your company-provided medical and dental coverage for 27 weeks following your Retirement Date. In general, your coverage under all other health and welfare plans will end as of your Retirement Date. You understand and agree that the Severance Agreement offered to you will contain a general release of any and all claims you may have against Ashland and its affiliates, as well as confidentiality obligations and an 18-month non-competition agreement, that will be in addition to any other confidentiality, non-disclosure and non-competition agreements already in place between you and Ashland.  You must sign the Severance Agreement, and it must become effective and irrevocable in accordance with its terms within 55 days after the Retirement Date, before you will be entitled to the Severance Benefit.  If you refuse to sign the Severance Agreement within the time period provided therein, or you revoke your acceptance of the general release within the 7-day revocation period, then your employment will be deemed to have terminated on your

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Mr. Peter J. Ganz

May 19, 2020

Retirement Date, but you will not be entitled to receive the Severance Benefit or any other benefits provided for thereunder, or any severance benefits under any severance pay plan or program of Ashland, and you will be entitled only to those benefits ordinarily available to employees who voluntarily terminate their employment with Ashland.

If your employment is terminated by Ashland prior to the Retirement Date for any reason other than “Cause” (as defined in the Change in Control Agreement between you and Ashland, dated as of November 15, 2015 (the “Change in Control Agreement”)), i) you will continue to receive the base salary and other compensation and benefits described above during the balance of the Service Period as though no such termination had occurred and ii) you will receive the Severance Benefit and other separation benefits provided under the Separation Pay Plan, which will be paid at the times described above and subject to the other conditions described above.

You further understand that this Letter Agreement will immediately terminate (an “Early Termination without Severance”), if any of the following occurs prior to your Retirement Date:

i) you elect to terminate your employment, for any reason prior to December 31, 2020 without Ashland’s agreement;

ii) your employment is terminated for “Cause”, as defined in the Change in Control Agreement;

iii) in the event of your death, or the termination of your active employment because you become disabled and are unable to return to the performance of the duties of your position within a reasonable time; provided, however, that, in such event, Ashland will not be relieved of any obligations under any applicable employee benefit plans which arise due to your death or disability.

In the event of an Early Termination without Severance, Ashland will be relieved of any obligation to offer you the Severance Agreement, the Severance Benefit or any other benefits described above, or any severance benefits under any severance pay plan or program of Ashland, and you will be entitled only to those benefits ordinarily available to employees whose employment has ended either voluntarily or involuntarily for “Cause”, as applicable.

Notwithstanding the foregoing, in the event a “Change in Control of the Company” (as defined in the Change in Control Agreement) occurs prior to your Retirement Date, then the more favorable benefits provided for under the Change in Control Agreement in the event of a termination of your employment following a “Change in Control of the Company” will apply in connection with your separation from employment as of the Retirement Date.  Any such more favorable benefits will be provided to you at the times described above.

Except as required by the Ashland Executive Compensation Recovery Policy (and only with respect to any services provided during the Service Period) or as required by applicable law, the compensation and benefits provided to you during the Service Period and the Severance Benefit

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Mr. Peter J. Ganz

May 19, 2020

(and other separation benefits provided herein) will not be subject to any recoupment, repayment, clawback or set-off.

As of the Retirement Date, you and Ashland mutually agree that neither party will make or induce others to make any negative, critical or adverse remarks concerning the other party to any third party (whether written, oral, through non-public communication with any person, social media or in any public communication to the media), except if required to comply with applicable law or the rules  of any securities exchange on which Ashland securities are listed, traded or quoted. You and Ashland will cooperate in good faith to prepare a mutually acceptable press release or other public announcement regarding your retirement and transition; provided, however, that nothing herein will prohibit or limit Ashland’s ability to make public or private announcements, statements or other communications as required to comply with applicable law or the rules  of any securities exchange on which Ashland securities are listed, traded or quoted.

This Letter Agreement will terminate on the earlier of i) the Retirement Date, or ii) the date on which an Early Termination without Severance occurs, provided that any obligations on the part of Ashland which arise under this Letter Agreement during its term, or are triggered under this Letter Agreement on the date of its termination, will survive the termination of this Letter Agreement.

If you agree with the foregoing, please sign and date each original of this Letter Agreement in the space provided for your signature and return one original to me.  You may also retain a copy for your records.

Should you have any questions, please feel free to contact me.

Very truly yours,

/s/ Guillermo Novo
Guillermo Novo
Chief Executive Officer
Ashland Global Holdings Inc.

ACCEPTED:  /s/ Peter J. Ganz

DATE:5/19/2020

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